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                                                                       EXHIBIT 2

                      FIRST AMENDMENT TO RIGHTS AGREEMENT

     Amendment dated as of June 10, 1997 ("Amendment") to Preferred Shares Purchase Rights Agreement ("Agreement"), dated as of October 24, 1996, between NetFRAME Systems Incorporated, a Delaware corporation (the "Company"), and The First National Bank of Boston, a national banking association (the "Rights Agent").

     Pursuant to Section 27 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below:

     The Agreement is hereby amended as follows:

     1.   Section 1(a) shall be amended by inserting the following at the end of
Section 1(a):

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Micron Electronics, Inc. ("Parent"), its subsidiaries Affiliates or Associates is an Acquiring Person pursuant to this Agreement solely by virtue of their acquisition, or their right to acquire, beneficial ownership of shares of the Company as a result of their execution of the Agreement and Plan of Merger dated as of June 10, 1997, among Parent, Payette Acquisition Corporation and the Company (the "Merger Agreement"), and the Stock Option Agreement of even date herewith between the Company and Parent (the "Option Agreement") or the consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement including but not limited to the Offer (as defined in the Merger Agreement), the Merger or the Option Agreement, or any other agreement or transaction involving Parent, Payette Acquisition Corporation and the Company."

     2.   Section 1(h) shall be amended by inserting the following at the end of
          Section 1(h):

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur solely by reason of the execution of the Merger Agreement or the Option Agreement, the consummation of the Offer or the Merger, the Option Agreement or the consummation of any other transaction contemplated by the Merger Agreement."

     3.   Section 1(u) shall be amended by inserting the following at the end of
          Section 1(u):

          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not occur solely by reason of the execution of the Merger Agreement or the Option Agreement, the consummation of the Offer or the Merger, or the consummation of any other transaction contemplated by the Merger Agreement."

     4.   Section 1(y) shall be amended by inserting the following at the end of
          Section 1(y):

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          "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Triggering Event shall not occur solely by reason of the execution of the Merger Agreement or the Option Agreement, the consummation of the Offer or the Merger, or the consummation of any other transaction contemplated by the Merger Agreement."

     5. Section 1(k) shall be amended and restated in its entirety to read as follows:

          "(k) 'Final Expiration Date' shall mean the earlier of (i) immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger or (ii) October 24, 2006."

     6. (a) This Amendment may not be further amended without the prior consent of Parent in its sole discretion.

          (b) This Amendment shall be deemed to be entered into under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          (c) This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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     7.   As amended hereby, the Agreement shall remain in full force and effect.

NETFRAME SYSTEMS INCORPORATED


   /s/ Robert L. Puette
By:______________________________
     Robert L. Puette, President


            /s/ Daniel McCammon
     Attest:_____________________
            Daniel McCammon
            Secretary


THE FIRST NATIONAL BANK OF BOSTON,
as Rights Agent


   /s/ Liz Waterhouse
By:______________________________
       Authorized Signature

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